Exhibit 10.1

STATE NATIONAL COMPANIES, INC.
2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Name of Recipient:	Terry L. Ledbetter

Total Restricted Stock Award:	200,000 Shares

Vesting:

This Restricted Stock Award is subject to the time-based and performance-based conditions set forth in Exhibits A and B to this Award Agreement, which are incorporated herein by reference. No Shares subject to this Restricted Stock Award shall be vested until the Committee certifies that the performance-based conditions set forth in Exhibit B have been attained. The Committee cannot delegate this certification function.

Qualified Performance-Based Award:	☒ Yes ☐ No

Date of Grant:	March 30, 2015

Effect of Termination of Service because of:

(a) Death or Disability:	50% of the unvested Shares subject to this Restricted Stock Award shall vest as of the date of Termination of Service, and the remainder of the unvested Shares shall be forfeited.

(b) Termination for Cause or Resignation without Good Reason:	All unvested Shares subject to this Restricted Stock Award shall be forfeited as of the date of Termination of Service and any rights the Recipient had to such Shares become null and void.

(c) Other Reasons:

All unvested Shares subject to this Restricted Stock Award shall be forfeited as of the date of Termination of Service and any rights the Recipient had to such Shares become null and void; provided, however, that no forfeiture shall occur with respect to Shares associated with a Performance Period if the Termination of Service occurs after the end of the Performance Period unless the Termination of Service is on account of termination by the Company for Cause or resignation by the Recipient without Good Reason.

Change of Control:	In the event of a Change of Control prior to the end of a Performance Period and the successor to the Company continues or assumes the Awards associated with that Performance Period, such Awards shall continue in accordance with their terms. If the successor to the Company does not continue or assume the Awards associated with a Performance Period, then 50% of the Shares associated with that Performance Period shall vest as of the Change of Control, and the remainder of the unvested Shares shall be forfeited.

Voting:	The Recipient is entitled to direct the Trustee (as hereinafter defined) as to the voting of Shares subject to this Restricted Stock Award that have been granted, but have not yet vested.

Non-Transferability:

The Recipient shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Restricted Stock Award until full vesting of such Shares has occurred. The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested is referred to herein as the “Restricted Period”. All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend: “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the State National Companies, Inc. 2014 Long-Term Incentive Plan and an agreement entered into between the registered owner and State National Companies, Inc. A copy of such plan and agreement is on file at the principal office of State National Companies, Inc.”

Unless determined otherwise by the Committee and except in the event of the Recipient’s death or pursuant to a qualified domestic relations order as defined by the Code, this Restricted Stock Award is not transferable and may be earned only in the Recipient’s lifetime. Upon the death of the Recipient, this Restricted Stock Award is transferable to the beneficiary or beneficiaries designated by the Recipient in writing (subject to such requirements as the Committee may specify in its discretion) to receive, in the event of death, any Award to which the Recipient would be entitled pursuant to the State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”) under this Restricted Stock Award Agreement. If no beneficiary is designated, this Restricted Stock Award shall transfer by will or the laws of descent and distribution. The terms of the Plan and this Restricted Stock Award Agreement shall be binding upon the beneficiaries, executors, administrators, heirs, successors and assigns of the Recipient.

Distribution:

The certificate or certificates evidencing Shares subject to this Restricted Stock Award shall be delivered to and deposited with a trustee or with the Secretary of the Company as escrow agent in this transaction (either referred to herein as the “Trustee”). Such certificates are to be held by the Trustee until termination of the Restricted Period. Shares of Common Stock, plus any dividends on such Shares, will be distributed as soon as practicable upon termination of the Restricted Period. Notwithstanding the foregoing, if the Recipient makes an election under Section 83(b) of the Code to have the Shares subject to this Restricted Stock Award taxed as of the Date of Grant, dividends on such Shares will be paid to the Recipient when and as declared.

The Committee hereby grants to the individual named above (the “Recipient”) a Restricted Stock Award for the number of Shares listed above, subject to the terms and conditions of the Plan and this Restricted Stock Award Agreement.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Restricted Stock Award Agreement, the terms and conditions of the Plan shall prevail.

Neither the Plan nor this Restricted Stock Award Agreement creates any right on the part of the Recipient to continue in the service of the Company or any Affiliates thereof.

The Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Restricted Stock Award Agreement.  The parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Restricted Stock Award Agreement.

The Recipient agrees to make appropriate arrangements with the Company (or any parent or subsidiary of the Company employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to the Shares subject to this Award Agreement.  The Recipient may request that any tax and other withholding requirements be satisfied by withholding or netting an appropriate number of Shares of Restricted Stock that would otherwise vest, but the Committee shall determine the extent to which such withholding or netting shall be permitted.

The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Restricted Stock Award and that Recipient is not relying on the Company for any tax advice.  If Recipient determines to make an election under Section 83(b) of the Code to be taxed on the Shares subject to this Restricted Stock Award on the Date of Grant, based upon the fair market value of such Shares on the Date of Grant, it is the Recipient’s responsibility to (i) file such an appropriate election with the Internal Revenue Service within the 30-day period after the Date of Grant, (ii) deliver to the Company a signed copy of the 83(b) election, (iii) file an additional copy of such election form with the Recipient’s federal income tax return for the calendar year in which the Date of Grant occurs, and (iv) pay applicable withholding taxes to the Company at the time that the 83(b) election is filed with the Internal Revenue Service.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors or the Committee in respect of the Plan and this Restricted Stock Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference.  Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.  The Plan and this

Restricted Stock Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient.  This Restricted Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

IN WITNESS WHEREOF, State National Companies, Inc. has caused this Restricted Stock Award Agreement to be executed, and said Recipient has hereunto set his hand, as of this 30th day of March 2015.

STATE NATIONAL COMPANIES, INC.

By:	/s/ David Hale
David Hale
Executive Vice President, Chief Operating Officer and Chief Financial Officer

RECIPIENT

/s/ Terry Ledbetter
Terry Ledbetter